Exhibit 99.1

Fresh Del Monte Produce Announces First Quarter 2010 Financial Results

CORAL GABLES, Fla.--(BUSINESS WIRE)--May 4, 2010--Fresh Del Monte Produce Inc. (NYSE:FDP) today reported financial results for the first quarter ended April 2, 2010. Excluding asset impairment and other charges, net, the Company reported earnings per diluted share of $0.61 for the first quarter of 2010, compared with earnings per diluted share of $0.56 in the first quarter of 2009. Asset impairment and other charges, net, totaled $2.0 million, or $0.04 per diluted share for the first quarter of 2010 and $0.4 million, or $0.01 per diluted share, for the prior year period.

“The first quarter of 2010 was a good quarter for Fresh Del Monte Produce,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer at Fresh Del Monte Produce. “The year over year improvement in net sales, gross profit, and net income are all indicative of the strength and value of our diversified business model. While the global economy, and particularly Europe, remains a concern, we believe the overall performance of our globally sourced fresh and prepared products, along with our vertically integrated approach to the industry, provides us the flexibility to withstand varying market conditions. We remain confident in our strategy and will continue to make sound investments in our business, as we maintain our commitment to increase shareholder value over the long-term.”

Net sales for the first quarter of 2010 increased 7% to $943.1 million, compared with $879.7 million in the prior year’s first quarter. The increase in overall net sales was the result of higher net sales in the Company’s banana, other fresh produce and prepared food business segments. The increase was driven by higher sales volume in the Company’s major business segments; increased selling prices in the Company’s other fresh produce business segment; and favorable exchange rates, primarily in Asia. These gains were partially offset by significantly lower selling prices of bananas in Europe; decreased sales volume of bananas in Asia; and lower sales in the Company’s other product and services business segment.

Gross profit for the quarter increased 18% to $98.8 million, excluding other charges, net, compared with gross profit of $83.8 million in the first quarter of 2009. The $15.0 million increase in gross profit for the quarter was driven by significantly higher selling prices in the Company’s melon and grape product lines and increased sales volume and higher selling prices in the Company’s gold pineapple, fresh-cut and prepared food product lines. The increase in gross profit was partially offset by significantly lower selling prices of bananas in Europe.

Operating income for the quarter increased 21% to $57.1 million, compared with $47.0 million in the prior year period, excluding asset impairment and other charges, net, for both periods. The increase in operating income was attributable to the increase in gross profit, partially offset by higher selling, general and administrative expenses.

Net income for the quarter was $38.2 million, compared with $35.3 million in the first quarter of 2009, excluding asset impairment and other charges, net, for both periods. The increase in net income was due to higher operating income, partially offset by higher interest expense and higher foreign exchange losses included in other expense, net.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)

		Quarter ended

	Income Statement:	April 2,	March 27,
		2010	2009
	Net sales	$943.1	$879.7
	Cost of products sold	844.3	795.9
	Other charges (1)	1.0	-
	Gross profit	97.8	83.8

	Selling, general and administrative expenses	42.0	36.9
	Gain on sales of property, plant and equipment	0.3	0.1
	Asset impairment and other charges, net (2)	1.0	0.4
	Operating income	55.1	46.6

	Interest expense, net	3.2	2.5
	Other expense, net	9.0	6.0

	Income before income taxes	42.9	38.1

	Provision for income taxes	6.0	2.6
	Net income	$36.9	$35.5

	Less: Net income attributable to noncontrolling interests	0.7	0.6
	Net income attributable to Fresh Del Monte Produce Inc.	$36.2	$34.9

	Net income per ordinary share attributable to Fresh Del Monte Produce Inc. - Basic	$0.57	$0.55

	Net income per ordinary share attributable to Fresh Del Monte Produce Inc. - Diluted	$0.57	$0.55

	Weighted average number of ordinary shares:
	Basic	63,574,186	63,553,211
	Diluted	63,719,065	63,647,740

	Selected Income Statement Data:
	Depreciation and amortization	$19.9	$20.7

	Non-GAAP Measures:
	Reported net income per share - Diluted	$0.57	$0.55
	Other charges (1)	0.02	-
	Asset impairment and other charges, net (2)	0.02	0.01
	Adjusted net income per share - Diluted (3)	$0.61	$0.56

	Reported gross profit	$97.8	$83.8
	Other charges (1)	1.0	-
	Adjusted gross profit (3)	$98.8	$83.8

(1)	Other charges recorded during the first quarter of 2010 related principally to the write-off of inventory as a result of damage caused by the February earthquake in Chile.
(2)	Asset impairment and other charges, net, recorded during the first quarter of 2010 related to damages caused by the February earthquake in Chile. Asset impairment and other charges, net, recorded during the first quarter of 2009, related principally to impairments of intangible assets, offset by the reversal of exit activity costs in Hawaii.
(3)	Management reviews adjusted net income, adjusted net income per share and adjusted gross profit and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	April 2, 2010				March 27, 2009
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$ 402.7	43%	$ 18.4	19%	$ 361.5	41%	$ 43.6	52%
Other Fresh Produce	439.5	46%	64.7	66%	419.2	48%	27.6	33%
Prepared Food	83.0	9%	12.8	13%	76.8	9%	11.0	13%
Other Products and Services	17.9	2%	1.9	2%	22.2	2%	1.6	2%
Total	$ 943.1	100%	$ 97.8	100%	$ 879.7	100%	$ 83.8	100%

	Quarter ended
	April 2,		March 27,
Net Sales by Geographic Region:	2010		2009

North America	$ 499.0	53%	$ 448.9	51%
Europe	243.2	26%	235.1	27%
Asia	93.0	10%	105.0	12%
Middle East	86.3	9%	61.3	7%
Other	21.6	2%	29.4	3%
Total	$ 943.1	100%	$ 879.7	100%

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	April 2,	March 27,
	2010	2009
Operating activities:
Net income	$36.9	$35.5
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	19.9	20.7
Amortization of debt issuance costs	0.5	0.4
Asset impairment charges	1.0	2.0
Gain on sales of property, plant and equipment	(0.3)	(0.1)
Foreign currency translation adjustment	(2.1)	(1.4)
Other changes	6.0	0.6
Changes in operating assets and liabilities:
Receivables	(41.4)	27.3
Inventories	(23.2)	(17.7)
Prepaid expenses and other current assets	(7.9)	5.9
Accounts payable and accrued expenses	40.6	(11.8)
Other noncurrent assets and liabilities	(3.3)	(0.5)
Net cash provided by operating activities	26.7	60.9

Investing activities:
Capital expenditures	(14.5)	(25.5)
Proceeds from sales of property, plant and equipment	2.1	0.2
Return of investment by unconsolidated company	4.2	-
Net cash used in investing activities	(8.2)	(25.3)

Financing activities:
Net payments on long-term debt	(11.9)	(24.3)
Contributions from noncontrolling interests	0.9	4.4
Proceeds from stock options exercised	0.2	-
Repurchase of shares	(16.4)	-
Net cash used in financing activities	(27.2)	(19.9)

Effect of exchange rate changes on cash	5.6	1.2

Net (decrease) increase in cash and cash equivalents	(3.1)	16.9
Cash and cash equivalents, beginning	34.5	27.6
Cash and cash equivalents, ending	$31.4	$44.5

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	April 2,	January 1,
	2010	2010

Assets
Current assets:
Cash and cash equivalents	$31.4	$34.5
Trade accounts receivable, net	362.6	309.8
Other accounts receivables, net	54.1	65.2
Inventories	460.9	436.9
Other current assets	71.3	54.0
Total current assets	980.3	900.4

Investment in and advances to unconsolidated companies	5.7	10.4
Property, plant and equipment, net	1,057.4	1,068.5
Goodwill	404.7	409.0
Other noncurrent assets	201.4	207.7
Total assets	$2,649.5	$2,596.0

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$364.5	$316.9
Current portion of long-term debt and capital lease obligations	5.7	4.9
Other current liabilities	34.5	35.5
Total current liabilities	404.7	357.3

Long-term debt and capital lease obligations	303.4	320.3
Other noncurrent liabilities	223.6	223.2
Total liabilities	931.7	900.8

Total Fresh Del Monte Produce Inc. shareholders' equity	1,694.2	1,673.1
Noncontrolling interests	23.6	22.1
Total shareholders' equity	1,717.8	1,695.2
Total liabilities and shareholders' equity	$2,649.5	$2,596.0

Selected Balance Sheet Data:
Working capital	$575.6	$543.1
Total Debt	$309.1	$325.2

First Quarter 2010 Business Segment Performance

(As reported in business segment data)

Bananas

Net sales increased 11% to $402.7 million during the quarter compared to the prior year first quarter. The increase was primarily driven by higher sales in the Company’s North America, Middle East and Europe regions. Volume increased 16%. Worldwide pricing decreased $0.57, or 4%, to $13.97 per unit. The decrease in worldwide banana selling prices was primarily due to significantly lower selling prices in Europe. Gross profit decreased by $25.2 million to $18.4 million. Unit costs were 4% higher.

Other Fresh Produce

Net sales for the quarter increased 5% to $439.5 million, primarily due to higher net sales in the Company’s gold pineapple, fresh-cut and non-tropical product lines, partially offset by lower net sales in the Company’s melon product line. Gross profit increased $37.1 million to $64.7 million due to higher selling prices in the Company’s melon and grape product lines; higher sales volume, increased selling prices and lower unit costs in the Company’s gold pineapple product line; and increased sales volume and higher selling prices in the Company’s fresh-cut product line.

  Gold pineapple – Net sales increased 17% to $123.9 million. Volume increased 13%. Pricing increased 3%. Unit cost was 5% lower.
  Melon – Net sales decreased 3% to $77.4 million. Volume decreased 22%. Pricing increased 24%. Unit cost was 7% higher.
  Fresh-cut – Net sales increased 12% to $74.6 million. Volume increased 4%. Pricing increased 7%. Unit cost was 4% higher.
  Non-tropical – Net sales increased 3% to $103.4 million. Volume decreased 11%. Pricing increased 17%. Unit cost was 3% higher.
  Tomato – Net sales increased 16% to $34.8 million. Volume decreased 8%. Pricing increased 27%. Unit cost was 27% higher.

Prepared Food

Net sales increased 8% to $83.0 million during the first quarter. Gross profit for the quarter was $12.8 million, compared with $11.0 million in the first quarter of 2009.

Other Products and Services

Net sales decreased 19% to $17.9 million for the quarter. The decrease was attributable to planned lower third-party freight sales. Gross profit was $1.9 million, compared with $1.6 million in the prior year period.

Cash Flows

Net cash provided by operating activities for the first three months of 2010 was $26.7 million, compared with $60.9 million in the same period of 2009. The decrease was due to higher accounts receivable balances, principally the result of higher sales and higher inventory balances, partially offset by higher accounts payable levels.

Total Debt

Total debt decreased from $325.2 million at the end of 2009 to $309.1 million at the end of the first quarter, a $16.1 million decrease.

Conference Call and Web Cast Data

Fresh Del Monte will host a conference call and simultaneous web cast at 11:00 a.m. Eastern Time today to discuss the first quarter 2010 financial results and to review the Company’s progress and outlook. The Web cast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s Web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information

This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including This report, information included in future filings by us and information contained in written material, press releases and oral statements, issued by or on behalf of us contains, or may contain, statements that constitute forward-looking statements. In this report, these statements appear in a number of places and include statements regarding the intent, beliefs or current expectations of us or our officers (including statements preceded by, followed by or that include the words “believes”, “expects”, “anticipates” or similar expressions) with respect to various matters, including our plans and future performance. These forward-looking statements involve risks and uncertainties. Fresh Del Monte’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect the Company’s sales volume and results, including its ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the Company’s anticipated cash needs in light of its liquidity, (iv) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (v) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as the Company’s, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as the recent severe weather in Guatemala, or natural disasters, such as the recent earthquake in Chile, on crop quality and yields and on the Company’s ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vi) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (vii) the impact of foreign currency fluctuations, (viii) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (ix) the Company’s ability to successfully integrate acquisitions into its operations, (x) the impact of asset disposals, including the potential for impairment charges associated with these disposals or otherwise, (xi) the timing and cost of resolution of pending legal and environmental proceedings, (xii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiii) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to us on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. – “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended January 1, 2010 along with other reports that the Company has on file with the Securities and Exchange Commission.

CONTACT:
Fresh Del Monte Produce Inc.
Christine Cannella, Assistant Vice President,
Investor Relations, 305-520-8433
www.freshdelmonte.com